Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer

Phone: (703) 436-3802 Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822 Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE – April 21, 2022

FVCBankcorp, Inc. Announces

Record First Quarter 2022 Earnings

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported first quarter 2022 net income of $6.6 million, or $0.45 diluted earnings per share, compared to $5.6 million, or $0.38 diluted earnings per share, for the quarterly period ended March 31, 2021, an increase of $1.0 million, or 18%. Net revenues, which include net interest income plus noninterest income, for the three months ended March 31, 2022 were $16.7 million, an increase of $1.8 million, or 12%, from $14.8 million for the year ago quarter ended March 31, 2021.

Annualized return on average assets was 1.30% and annualized return on average equity was 12.63% for the first quarter of 2022. For the comparable quarterly March 31, 2021 period, annualized return on average assets was 1.19% and annualized return on average equity was 11.53%.

Operating earnings, which exclude merger-related expenses, net of tax, for the three months ended March 31, 2022 and 2021 were $6.7 million and $5.6 million, respectively, an increase of $1.1 million, or 21%. Diluted operating earnings per share, for the three months ended March 31, 2022 and 2021 were $0.46 and $0.38, respectively. On a linked quarter basis, operating earnings increased $114 thousand, or 2%, for the three months ended March 31, 2022 as compared to the operating earnings for the three months ended December 31, 2021. Operating earnings return on average assets for the three months ended March 31, 2022 and 2021 was 1.32% and 1.19%, respectively. Operating earnings return on average equity for the three months ended March 31, 2022 and 2021 was 12.81% and 11.53%, respectively. The Company believes that operating earnings is a financial measure that is more reflective of the Company’s operating performance than net income. Operating earnings is determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

First Quarter Selected Highlights

•	Strong Loan Growth. Loans receivable, net of deferred fees and excluding loans made under the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”), totaled $1.50 billion at March 31, 2022, compared to $1.28 billion at March 31, 2021, an increase of $215.3 million, or 17%. During the first quarter of 2022, the Company originated $117.8 million in loans, of which $92.1 million were funded.

•	Strong Credit Quality Metrics. Nonperforming assets were 0.17% of total assets or $3.5 million at March 31, 2022, compared to 0.16% or $3.5 million at December 31, 2021, and decreased $5.4 million, or 61%, from March 31, 2021.

•	Strong Core Deposit Growth. Deposits increased 14% year over year, and noninterest-bearing deposits increased 9%. Noninterest-bearing deposits totaled $545.9 million, or 30% of total deposits at March 31, 2022.

•	Increased Net Interest Income. Net interest income increased $1.0 million to $15.1 million for the first quarter of 2022, compared to $14.0 million for the same 2021 period. Net interest margin was 3.15% for the quarter ended March 31, 2022, compared to 3.22% for the year ago quarter of 2021 and 3.13% for the fourth quarter of 2021.

•	Increased Noninterest Income. Noninterest income increased 105% to $1.6 million for the quarter ended March 31, 2022, compared to $791 thousand for the year ago quarter ended March 31, 2021, and compared to $1.8 million for the linked quarter ended December 31, 2021. The increase in noninterest income is primarily related to the Company’s minority interest in Atlantic Coast Mortgage, LLC (“ACM”), which contributed $912 thousand to noninterest income for the first quarter of 2022 and $1.1 million for the fourth quarter of 2021.

•	Improved Efficiency Ratio. The efficiency ratio, excluding merger-related expenses, for the three months ended March 31, 2022 was 49.9%, an improvement from 53.1% for the year ago quarter ended March 31, 2021 and 52.4% for the quarter ended December 31, 2021(which excludes the gain on sale of other real estate owned). A reconciliation of the efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

•	Increased Pre-Tax Pre-Provision Income. For the three months ended March 31, 2022 and 2021, pre-tax pre-provision income (excluding merger-related expenses) was $8.4 million and $7.0 million, respectively, an increase of $1.4 million or 20%. On a linked quarter basis, pre-tax pre-provision income was $8.4 million for the three months ended December 31, 2021. Pre-tax pre-provision annualized return on average assets for the three months ended March 31, 2022 and 2021 was 1.64% and 1.49%, respectively. A reconciliation of pre-tax pre-provision income, a non-GAAP financial measure, can be found in the tables below.

“FVCbank recorded a 12% increase in net revenues year-over-year as a result of continued lending strength, with net loan growth of 17% year-over-year, excluding PPP loans. Our pipeline for loan originations is strong, indicating the opportunity for sustained double-digit loan growth for the remainder of 2022. Our business development efforts and commitment to our markets continues to drive new relationships, as evidenced by growth in our loan portfolio during the quarter,” stated David W. Pijor, Chairman and CEO.

Balance Sheet

Total assets were $2.09 billion at March 31, 2022, a decrease of $112.8 million, or 5%, compared to $2.20 billion at December 31, 2021, and an increase of $205.6 million, or 11%, compared to $1.88 billion at March 31, 2021.

Loans receivable, net of deferred fees were $1.51 billion at March 31, 2022 compared to $1.50 billion at December 31, 2021. Excluding PPP loans, loans receivable, net of deferred fees totaled $1.50 billion at March 31, 2022, an increase of $215.3 million, or 17%, compared to $1.28 billion at March 31, 2021. For the quarter, loans receivable, net of deferred fees and excluding PPP loans increased $23.1 million, or 6% annualized. At March 31, 2022, loans outstanding under the warehouse lending facility to ACM totaled $59.3 million, a decrease of $12.7 million, or 18%, from $72.0 million at December 31, 2021. Loans originated during the first quarter of 2022 totaled $117.8 million, of which $92.1 million were funded.

PPP loans, net of fees, totaled $13.7 million at March 31, 2022, a decrease from $28.1 million at December 31, 2021, and a decrease from $163.5 million at March 31, 2021. Loans forgiven during the first quarter of 2022 totaled $14.4 million, or 51% of PPP loans outstanding at December 31, 2021. Net deferred fees associated with PPP loans totaled $314 thousand at March 31, 2022 and are being recognized in interest income over the remaining lives of the PPP loans, or sooner upon PPP loan forgiveness or repayment.

Investment securities were $330.6 million at March 31, 2022, an increase of $195.2 million compared to $135.4 million at March 31, 2021. Investment securities decreased $27.4 million during the three months ended March 31, 2022, primarily due to the change in the market value of the portfolio during the quarter. The Company has been investing in fixed income securities funded through its increase in deposits and PPP forgiveness to deploy excess liquidity and optimize net interest margin.

Total deposits were $1.82 billion at March 31, 2022, an increase of $224.7 million, or 14%, from $1.59 billion at March 31, 2021. Noninterest-bearing deposits totaled $545.9 million, or 30% of total deposits at March 31, 2022. For the first quarter of 2022, total deposits decreased $64.4 million, or 3%. The decrease in deposits is primarily due to short-term transactional deposits from select core customers made during the fourth quarter of 2021. As expected, the transactional deposits were withdrawn during the first quarter of 2022. Noninterest-bearing deposits were $545.9 million at March 31, 2022 compared to $501.8 million at March 31, 2021, an increase of $44.0 million, or 9%. Wholesale deposits continue to be at historic lows for the Company totaling $35.0 million, or 2% of total deposits, at March 31, 2022.

The Company’s bank subsidiary, FVCbank, remains well-capitalized at March 31, 2022, with a tier 1 leverage ratio of 10.96%.

Income Statement

Net income for the three months ended March 31, 2022 was $6.6 million, an increase of $1.0 million, or 19%, compared to $5.6 million for the same period of 2021. On a linked quarter basis, net income increased $96 thousand, or 2%, from $6.5 million for the quarter ended December 31, 2021. Operating income, a non-GAAP measure that excludes merger-related expenses of $97 thousand, net of tax, for the three months ended March 31, 2022 was $6.7 million, an increase of $1.1 million, or 20%, when compared to the same period of 2021. A reconciliation of GAAP to non-GAAP financial measures can be found in the tables below.

Net interest income totaled $15.1 million, an increase of $1.0 million, or 7%, for the quarter ended March 31, 2022, compared to the year ago quarter, and a decrease of $187 thousand, or 1%, compared to the fourth quarter of 2021. The decrease in net interest income for the three months ended March 31, 2022 compared to the linked quarter ended December 31, 2021 is primarily due to the decrease in interest income from PPP loans, which decreased $614 thousand, or 68%, as the Company currently has fewer PPP loans available for forgiveness as compared to 2021. Interest expense on deposits decreased $172 thousand, or 9%, for the three months ended March 31, 2022 compared to the same period of 2021, and decreased $69 thousand, or 4%, compared to the three months ended December 31, 2021. All decreases were a result of continued targeted rate reductions and the repricing of the Company’s time deposits to lower interest rates upon renewal. Interest income includes loan mark accretion on acquired loans totaling $73 thousand, $114 thousand, and $132 thousand for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

The Company’s net interest margin decreased 7 basis points to 3.15% for the quarter ended March 31, 2022, compared to 3.22% for the quarter ended March 31, 2021. On a linked quarter basis, net interest margin increased 2 basis points from 3.13% for the three months ended December 31, 2021. The decrease in net interest margin is primarily due to the decrease in PPP forgiveness during the first quarter of 2022 as compared to the year ago quarter. The Company continues to deploy excess liquidity through growth in both the Company’s loan and investment securities portfolios.

The average yield on total loans for the first quarter of 2022 was 4.23%, compared to 4.33% for the linked quarter ended December 31, 2021, and 4.38% for the year ago quarter, a result of new loan growth recorded at lower rates due to the continued low rate environment. Net deferred fees recognized from PPP loan forgiveness continued to contribute to the average yield of the loan portfolio, contributing $237 thousand for the first quarter of 2022, compared to $1.4 million for the year ago quarter ended March 31, 2021, and $788 thousand for the linked quarter ended December 31, 2021.

The cost of deposits, which includes noninterest-bearing deposits, decreased 9 basis points to 0.42% for the first quarter of 2022 as compared to 0.51% for the first quarter of 2021, and decreased 1 basis point from 0.43% for the linked fourth quarter of 2021. Cost of interest-bearing deposits for the first quarter of 2022 was 0.59%, compared to 0.74% for the first quarter of 2021, a decrease of 15 basis points, or 20%, primarily a result of the Company continuing its practice to monitor deposit pricing to offset the repricing of its variable rate loan portfolio.

Noninterest income totaled $1.6 million and $791 thousand for the quarters ended March 31, 2022 and 2021, respectively. The increase in noninterest income is primarily attributable to the Company’s income associated with its investment in ACM, recording $912 thousand during the first quarter of 2022. Fee income from loans was $84 thousand for the quarter ended March 31, 2022, compared $20 thousand for the first quarter of 2021. Service charges on deposit accounts and other fee income totaled $390 thousand for the first quarter of 2022, a decrease of $133 thousand from the year ago quarter, primarily resulting from an increase in commission bonuses earned on the Company’s long standing investment in Bankers’ Insurance during the first quarter of 2021. Income from bank-owned life insurance decreased $10 thousand to $238 thousand for the three months ended March 31, 2022, compared to $248 thousand for the same period of 2021.

For the three months ended March 31, 2022 and March 31, 2021, the Company recorded no gains or losses on sales of assets.

Noninterest expense totaled $8.4 million for the quarter ended March 31, 2022, compared to $7.9 million for the same three-month period of 2021, an increase of $560 thousand, or 7%. On a linked quarter basis, noninterest expense was $9.0 million for the quarter ended December 31, 2021, a decrease of $562 thousand, or 6%. The first quarter of 2022 and fourth quarter of 2021 include merger-related expenses of $125 thousand and $338 thousand, respectively. Salaries and benefits expense increased $430 thousand as compared to the year ago quarter, which was primarily related to additions to business development staff that occurred after the first quarter of 2021. Compared to the linked quarter, salaries and benefits expense decreased $279 thousand for the first quarter of 2022 as accruals for incentive compensation decreased commensurately. Legal expenses related to loan workouts (which is included in other operating expense on the income statement) decreased $37 thousand for the first quarter of 2022 when compared to the year ago quarter, and decreased $333 thousand when compared to the linked quarter ended December 31, 2021, primarily a result of the Company’s improved credit quality. The Company recorded a gain on the sale of its other real estate owned during the fourth quarter of 2021 totaling $236 thousand, which is recorded in noninterest expense.

The efficiency ratio, excluding merger-related expenses, for the quarter ended March 31, 2022, was 49.9%, an improvement from 53.1% for the year ago quarter and a decrease from 52.4% for the three months ended December 31, 2021 (which excludes merger-related expenses and gain on sale of other real estate owned), as the Company increased revenues and continued to leverage technology to improve efficiency. A reconciliation of the efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.3 million for the three months ended March 31, 2022, compared to $1.4 million for the same period of 2021. The effective tax rates for the three months ended March 31, 2022 and 2021 were 16.1% and 19.9%, respectively. The effective tax rates for each of the three months ended March 31, 2022 and 2021 are less than the Company’s combined federal and state statutory rate of 22.5% primarily because of discrete tax benefits recorded as a result of exercises of nonqualified stock options during 2022 and 2021. In addition, during the first quarter of 2022, the Company recorded a favorable adjustment of $197 thousand to income tax expense as merger-related expenses that were previously capitalized for tax purposes are now deductible.

Asset Quality

The Company recorded a provision for loan losses of $350 thousand for the three months ended March 31, 2022, compared to no provision for the year ago quarter, and a release of $500 thousand for the fourth quarter of 2021. The Company is not required to implement the provisions of the current expected credit losses accounting standard until January 1, 2023 and is continuing to account for the allowance for loans losses under the incurred loss model. The increase in the provision for loan losses for the three months ended March 31, 2022 is primarily related to an increase in loans outstanding at March 31, 2022. In addition, the Company recorded net loan charge-offs of $415 thousand during the first quarter of 2022. Allowance for loan losses at each of March 31, 2022 and December 31, 2021 was $13.8 million.

The allowance for loan losses to total loans, net of fees and excluding PPP loans, was 0.92% at March 31, 2022, compared to 0.94% at December 31, 2021. The effective reserve coverage, which includes both the allowance for loan losses and the remaining unaccreted fair value discount on acquired loans, to total loans, excluding PPP loans, was 0.96% at March 31, 2022 compared to 0.99% at December 31, 2021.

Nonperforming loans and loans 90 days or more past due at March 31, 2022 totaled $3.5 million, or 0.17% of total assets. This compares to $3.5 million in nonperforming loans and loans 90 days or more past due at December 31, 2021, or 0.16% of total assets. The Company’s nonperforming loans are secured and have specific reserves totaling $138 thousand, representing the expected losses associated with those loans. The Company has one troubled debt restructuring at March 31, 2022 totaling $91 thousand, which is a consumer residential loan.

About FVCBankcorp, Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.09 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to: the impact of the COVID-19 pandemic and associated efforts to limit the spread of the virus; general business and economic conditions nationally or in the markets that the Company serves; changes in the level of the Company’s nonperforming assets and charge-offs; changes in the assumptions underlying the establishment of reserves for possible loan losses; the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and the ability to sell collateral upon any foreclosure; credit risk, market risk, and liquidity risk affecting the Company’s securities portfolio, as well as changes in the estimates used to value the securities in the portfolio; geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; technological changes, including potential exposure to fraud, negligence, computer theft and cyber-crime; and the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

###

FVCBankcorp, Inc.

Selected Financial Data

(Dollars in thousands, except share data and per share data)

(Unaudited)

	At or For the Three Months Ended,
	3/31/2022	12/31/2021	3/31/2021
Selected Balances
Total assets	$2,090,121	$2,202,924	$1,884,517
Total investment securities	336,864	364,410	141,745
Total loans, net of deferred fees	1,512,475	1,503,849	1,446,912
Allowance for loan losses	(13,763)	(13,829)	(14,421)
Total deposits	1,819,355	1,883,769	1,594,639
Subordinated debt	19,524	19,510	44,116
Other borrowings	25,000	25,000	25,000
Total stockholders’ equity	200,873	209,796	194,929
Summary Results of Operations
Interest income	$17,223	$17,487	$16,778
Interest expense	2,172	2,249	2,735
Net interest income	15,051	15,238	14,043
Provision for (reversal of) loan losses	350	(500)	--
Net interest income after provision for (reversal of) loan losses	14,701	15,738	14,043
Noninterest income - loan fees, service charges and other	474	418	543
Noninterest income - bank owned life insurance	238	248	248
Noninterest income - minority membership interest	912	1,100	--
Noninterest expense	8,442	9,004	7,882
Income before taxes	7,883	8,500	6,952
Income tax expense	1,270	1,983	1,383
Net income	6,613	6,517	5,569
Per Share Data
Net income, basic	$0.48	$0.48	$0.41
Net income, diluted	$0.45	$0.44	$0.38
Book value	$14.38	$15.28	$14.29
Tangible book value (1)	$13.81	$14.70	$13.69
Shares outstanding	13,967,009	13,727,045	13,638,934
Selected Ratios
Net interest margin (2)	3.15%	3.13%	3.22%
Return on average assets (2)	1.30%	1.27%	1.19%
Return on average equity (2)	12.63%	12.55%	11.53%
Efficiency (3)	50.63%	52.95%	53.13%
Loans, net of deferred fees to total deposits	83.13%	79.83%	90.74%
Noninterest-bearing deposits to total deposits	30.00%	30.86%	31.47%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (4)
Net income (from above)	$6,613	$6,517	$5,569
Add: Merger and acquisition expense	125	338	--
Subtract: Gains on sales of other real estate owned	--	(236)	--
Less: provision for income taxes associated with non-GAAP adjustments	(28)	(23)	--
Net income, as adjusted	$6,710	$6,596	$5,569
Net income per share, diluted, on an operating basis	$0.46	$0.45	$0.38
Return on average assets (non-GAAP operating earnings)	1.32%	1.29%	1.19%
Return on average equity (non-GAAP operating earnings)	12.81%	12.71%	11.53%
Efficiency ratio (non-GAAP operating earnings) (3)	49.88%	52.35%	53.13%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	9.26%	9.19%	9.95%
Tier 1 leverage (to average assets)	10.96%	10.53%	11.65%
Asset Quality
Nonperforming loans and loans 90+ past due	$3,486	$3,508	$5,023
Performing troubled debt restructurings (TDRs)	91	92	96
Other real estate owned	--	--	3,866
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.17%	0.16%	0.27%
Nonperforming assets to total assets	0.17%	0.16%	0.47%
Nonperforming assets (including TDRs) to total assets	0.17%	0.16%	0.48%
Allowance for loan losses to loans	0.91%	0.92%	1.00%
Allowance for loan losses to nonperforming loans	394.81%	394.21%	287.10%
Net charge-offs	$415	$35	$537
Net charge-offs to average loans (2)	0.11%	0.01%	0.15%
Selected Average Balances
Total assets	$2,038,094	$2,047,130	$1,866,477
Total earning assets	1,940,037	1,932,262	1,768,189
Total loans, net of deferred fees, excluding PPP	1,454,917	1,442,284	1,294,244
Total deposits	1,757,999	1,765,496	1,574,581
Other Data
Noninterest-bearing deposits	$545,856	$581,293	$501,812
Interest-bearing checking, savings and money market	1,061,925	1,071,059	822,888
Time deposits	176,574	196,417	234,939
Wholesale deposits	35,000	35,000	35,000

(1) Non-GAAP Reconciliation	At or For the Three Months Ended,
(Dollars in thousands, except per share data)	3/31/2022	12/31/2021	3/31/2021
Total stockholders’ equity	$200,873	$209,796	$194,929
Less: goodwill and intangibles, net	(7,982)	(8,052)	(8,277)
Tangible Common Equity	$192,891	$201,744	$186,652

Book value per common share	$14.38	$15.28	$14.29
Less: intangible book value per common share	(0.57)	(0.58)	(0.60)
Tangible book value per common share	$13.81	$14.70	$13.69

(2)  Annualized.

(3)  Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.

(4) Some of the financial measures discussed throughout the press release are "non-GAAP financial measures." In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.

Summary Consolidated Statements of Condition

(Dollars in thousands)

(Unaudited)

			% Change		% Change
			Current		From
	3/31/2022	12/31/2021	Quarter	3/31/2021	Year Ago
Cash and due from banks	$16,869	$24,613	-31.5%	$16,593	1.7%
Interest-bearing deposits at other financial institutions	122,117	216,345	-43.6%	203,285	-39.9%
Investment securities	330,602	358,038	-7.7%	135,368	144.2%
Restricted stock, at cost	6,262	6,372	-1.7%	6,377	-1.8%
Loans, net of fees:
Commercial real estate	925,342	903,770	2.4%	782,005	18.3%
Commercial and industrial	184,182	173,540	6.1%	109,737	67.8%
Paycheck protection program	13,685	28,130	-51.4%	163,470	-91.6%
Commercial construction	178,857	186,912	-4.3%	218,507	-18.1%
Consumer real estate	203,677	201,336	1.2%	159,790	27.5%
Consumer nonresidential	6,732	10,161	-33.7%	13,403	-49.8%
Total loans, net of fees	1,512,475	1,503,849	0.6%	1,446,912	4.5%
Allowance for loan losses	(13,763)	(13,829)	-0.5%	(14,421)	-4.6%
Loans, net	1,498,712	1,490,020	0.6%	1,432,491	4.6%

Premises and equipment, net	1,504	1,584	-5.1%	1,520	-1.1%
Goodwill and intangibles, net	7,982	8,052	-0.9%	8,277	-3.6%
Bank owned life insurance (BOLI)	39,409	39,171	0.6%	38,425	2.6%
Other real estate owned	-	-	0.0%	3,866	-100.0%
Other assets	66,664	58,729	13.5%	38,315	74.0%

Total Assets	$2,090,121	$2,202,924	-5.1%	$1,884,517	10.9%

Deposits:
Noninterest-bearing	$545,856	$581,293	-6.1%	$501,812	8.8%
Interest-bearing checking	727,202	739,046	-1.6%	534,436	36.1%
Savings and money market	334,723	332,013	0.8%	288,452	16.0%
Time deposits	176,574	196,417	-10.1%	234,939	-24.8%
Wholesale deposits	35,000	35,000	0.0%	35,000	0.0%
Total deposits	1,819,355	1,883,769	-3.4%	1,594,639	14.1%

Other borrowed funds	25,000	25,000	0.0%	25,000	0.0%
Subordinated notes, net of issuance costs	19,524	19,510	0.1%	44,116	-55.7%
Other liabilities	25,369	64,849	-60.9%	25,833	-1.8%

Stockholders’ equity	200,873	209,796	-4.3%	194,929	3.0%

Total Liabilities & Stockholders'
Equity	$2,090,121	$2,202,924	-5.1%	$1,884,517	10.9%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	3/31/2022	12/31/2021	Quarter	3/31/2021	Year Ago
Net interest income	$15,051	$15,238	-1.2%	$14,043	7.2%
Provision for (reversal of) loan losses	350	(500)	170.0%	--	100.0%
Net interest income after provision (reversal of) for loan losses	14,701	15,738	-6.6%	14,043	4.7%

Noninterest income:
Fees on loans	84	36	133.3%	20	320.0%
Service charges on deposit accounts	234	261	-10.3%	243	-3.7%
BOLI income	238	248	-4.0%	248	-4.0%
Income from minority membership interest	912	1,100	-17.1%	--	100.0%
Other fee income	156	121	28.9%	280	-44.3%
Total noninterest income	1,624	1,766	-8.0%	791	105.3%

Noninterest expense:
Salaries and employee benefits	4,978	5,257	-5.3%	4,548	9.5%
Occupancy and equipment expense	840	852	-1.4%	807	4.1%
Data processing and network administration	542	570	-4.9%	563	-3.7%
State franchise taxes	509	496	2.6%	504	1.0%
Professional fees	361	276	30.8%	354	2.0%
Merger and acquisition expense	125	338	-63.0%	--	100.0%
Gain on sale of other real estate owned	--	(236)	100.0%	--	0.0%
Other operating expense	1,087	1,451	-25.1%	1,106	-1.7%
Total noninterest expense	8,442	9,004	-6.2%	7,882	7.1%
Net income before income taxes	7,883	8,500	-7.3%	6,952	13.4%
Income tax expense	1,270	1,983	-36.0%	1,383	-8.2%
Net Income	$6,613	$6,517	1.5%	$5,569	18.7%

Earnings per share - basic	$0.48	$0.48	0.4%	$0.41	16.6%
Earnings per share - diluted	$0.45	$0.44	1.1%	$0.38	17.3%
Weighted-average common shares outstanding - basic	13,833,213	13,690,438		13,578,279
Weighted-average common shares outstanding - diluted	14,713,949	14,660,136		14,536,449

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$6,613	$6,517		$5,569
Add: Merger and acquisition expense	125	338		--
Subtract: Gain on sale of other real estate owned	--	(236)		--
Subtract: provision for income taxes associated with non-GAAP adjustments	(28)	(23)		--
Net Income, Operating earnings (non-GAAP)	$6,710	$6,596		$5,569
Earnings per share - basic (non-GAAP operating earnings)	$0.49	$0.48		$0.41
Earnings per share - diluted (non-GAAP operating earnings)	$0.46	$0.45		$0.38

Return on average assets (non-GAAP operating earnings)	1.32%	1.29%		1.19%
Return on average equity (non-GAAP operating earnings)	12.81%	12.71%		11.53%
Efficiency ratio (non-GAAP operating earnings)	49.88%	52.35%		53.13%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$6,613	$6,517		$5,569
(Subtract) Add: Provision for (reversal of) loan losses loan losses	350	(500)		--
Add: Merger and acquisition expense	125	338		--
Add: Income tax expense	1,270	1,983		1,383
Pre-tax pre-provision income	$8,358	$8,338		$6,952
Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.60	$0.61		$0.51
Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.57	$0.57		$0.48

Return on average assets (non-GAAP operating earnings)	1.64%	1.63%		1.49%
Return on average equity (non-GAAP operating earnings)	15.96%	16.06%		14.40%

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	3/31/2022			12/31/2021			3/31/2021
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$914,106	$9,428	4.13%	$890,046	$9,191	4.13%	$782,639	$8,396	4.29%
Commercial and industrial	175,881	1,844	4.19%	166,343	1,745	4.20%	111,360	1,344	4.83%
Paycheck protection program	19,421	285	5.87%	43,682	899	8.23%	162,066	1,832	4.52%
Commercial construction	180,388	2,149	4.76%	195,593	2,341	4.79%	220,835	2,427	4.40%
Consumer real estate	175,207	1,733	3.96%	182,491	1,734	3.80%	165,211	1,676	4.06%
Consumer nonresidential	9,335	168	7.18%	7,811	164	8.38%	14,199	258	7.27%
Total loans	1,474,338	15,607	4.23%	1,485,966	16,074	4.33%	1,456,310	15,933	4.38%

Investment securities (2)(3)	357,475	1,573	1.76%	309,348	1,360	1.76%	128,988	806	2.50%
Interest-bearing deposits at other financial institutions	108,224	45	0.17%	136,948	56	0.16%	182,891	45	0.10%
Total interest-earning assets	1,940,037	17,225	3.55%	1,932,262	17,490	3.62%	1,768,189	16,784	3.80%

Non-interest earning assets:
Cash and due from banks	10,824			18,502			15,346
Premises and equipment, net	1,563			1,634			1,610
Accrued interest and other assets	99,522			109,084			96,226
Allowance for loan losses	(13,852)			(14,352)			(14,894)

Total Assets	$2,038,094			$2,047,130			$1,866,477

Interest-bearing liabilities:
Interest checking	$696,460	$996	0.58%	$641,776	$921	0.57%	$523,712	$717	0.56%
Savings and money market	315,695	348	0.45%	328,798	402	0.49%	278,774	324	0.47%
Time deposits	184,605	442	0.97%	204,957	525	1.02%	246,486	917	1.51%
Wholesale deposits	35,000	43	0.50%	35,000	50	0.57%	45,778	43	0.38%
Total interest-bearing deposits	1,231,760	1,829	0.60%	1,210,531	1,898	0.63%	1,094,750	2,001	0.74%

Other borrowed funds	25,000	85	1.37%	25,088	89	1.41%	25,000	83	1.35%
Subordinated notes, net of issuance costs	19,515	258	5.35%	19,518	262	5.32%	44,096	651	5.99%
Total interest-bearing liabilities	1,276,275	2,172	0.69%	1,255,137	2,249	0.72%	1,163,846	2,735	0.95%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	526,239			554,965			479,831
Other liabilities	26,098			29,383			29,625

Stockholders’ equity	209,482			207,645			193,175

Total Liabilities and Stockholders' Equity	$2,038,094			$2,047,130			$1,866,477

Net Interest Margin		15,053	3.15%		15,241	3.13%		14,049	3.22%

(1)	Non-accrual loans are included in average balances.

(2)	The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income for the three months ended March 31, 2022 and 2021 is $2 and $5, respectively. For the three months ended December 31, 2021, the taxable equivalent adjustment to interest income is $2.

(3)	The average balances for investment securities includes restricted stock.